Exhibit 99.1

FOR IMMEDIATE RELEASE
METALICO REPORTS THIRD QUARTER RESULTS

- - - - -
Total operating income before charges of $1.8 million
Non-Cash, after tax goodwill impairment charge of $28.6 million
EBITDA at $6.6 million and revenue of $136 million
Adjusted net income of $938,000 or $0.02 per share
Debt reduction of $8.3 million since beginning of year

CRANFORD, NJ, November 12, 2013 – Metalico, Inc. (NYSE MKT: MEA) today announced adjusted net income of $938,000 or $0.02 per share for the third quarter ended September 30, 2013, excluding a non-cash goodwill impairment charge, net of related tax benefit.

The Company reported a net loss of $27.7 million or $0.58 per share for the third quarter compared to a net loss of $10.7 million equivalent to $0.22 per share, both losses principally due to non-cash after-tax impairment of intangible assets. (See Table I for reconciliation of adjusted results to reported results.)

Notwithstanding the impact from goodwill impairment charges, the company generated a significant increase in EBITDA along with adjusted operating income of $1.8 million in the quarter, compared to an adjusted operating loss of $1.3 million last year. The improved operating results were driven by expanding gross metal margins and continued reduction in SG&A expenses which offset flat to declining selling prices for scrap metal products.

The company posted sales of $136 million for the September quarter, compared to $133 million in the 2012 period. Higher ferrous scrap metal shipments and lead product selling prices contributed to the sales increases, partially offset by lower non-ferrous sales pricing. Average metal margins improved due to lower average unit costs coupled with rising unit volumes.

The company reduced SG&A expenses by $624,000 to $5.9 million, or 4.4% of sales compared to 4.9% of sales in the same prior year period. Operating expenses exclusive of metal costs increased by $761,000, principally for freight, repairs and maintenance, offsetting the improvement of SG&A.

Quarterly Results Year-over-Year

Year-over-year comparison to the third quarter of 2012 shows higher scrap shipments, offset by 8% lower lead product shipments.

•	Sales increased 2% to $136 million from $133 million.

•	The Company had adjusted operating income of $1.8 million, versus adjusted operating loss of $1.3 million.

•	Reported net loss was $27.7 million compared to reported net loss of $10.7 million.

•	Reported loss per share was $0.58, compared to loss of $0.22.

•	EBITDA (defined below) nearly doubled, to $6.6 million from $3.5 million.

•	Shipments of ferrous metals jumped 13% to 152,200 gross tons. Non-ferrous shipments rose 4% to 45.4 million pounds.

•	Lead product shipments decreased 8% to 10.4 million pounds, but average selling price per pound rose 10% due to improved value product mix.

The Company’s Scrap Metal Recycling segment reported an adjusted $353,000 operating income in the third quarter, compared to an adjusted loss of $2.9 million last year.

The Lead Fabricating segment reported operating income of $1.0 million compared to $1.4 million in the prior-year period. A better product mix and higher selling prices were offset by higher product costs.

Sequential Comparison to Second Quarter of 2013

•	Sales rose 5% to $136 million from $130 million.

•	Adjusted operating income recovered to $1.8 million compared to a loss of $2.0 million.

•	Adjusted net income was $938,000 compared to a $2.7 million loss.

•	Adjusted income per share was $0.02, compared to a loss of $.06.

•	EBITDA jumped 144% to $6.6 million from $2.7 million.

•	Unit volumes rose by 12% for ferrous scrap and 3% for non-ferrous.

•	Lead product shipments fell by 11% to 10.4 million pounds from 11.7 million.

Result Drivers in the Period

In the quarter, Metalico’s ferrous and non-ferrous recycling business experienced relatively stable selling prices compared to the sequential and prior-year quarters. Year-over-year selling prices were down slightly, with ferrous pricing dropping $4 per gross ton to $366, and non-ferrous dropping from $0.98 to $0.95 per pound. Sequentially, ferrous pricing was virtually flat, while non-ferrous prices rose three cents per pound to $0.95.

Lead product pricing and product mix contributed to selling prices rising 3% sequentially and 10% year-over-year to $1.74 per pound. However, segment volume decreased 11% sequentially and 8% from 2012.

Carlos E. Agüero, Metalico’s President and Chief Executive Officer, said, “I am pleased that the Company returned to positive operating income this quarter and that tight scrap supplies and competitive buying pressures abated somewhat, resulting in improved metal margins and EBITDA.”

He continued, “We are satisfied that in light of flat-to-declining scrap selling prices, we increased ferrous shipments and maintained non-ferrous volumes while improving margins, demonstrating that we achieved better discipline in buying metal.”

“Equally important, our ferrous inventory levels today are well positioned as we enter a period of anticipated rising scrap prices.”

Agüero concluded, “We expect average realized scrap prices to trend higher during the fourth quarter and anticipate solid performance from the fabricated lead product subsidiary. Furthermore, we remain optimistic about resolving pending balance sheet maturities, managing our leverage and preserving a strong liquidity position to operate comfortably and grow our business.”

Liquidity & Capital Resources

The company had cash on hand of $4.6 million and availability under its revolver of $36.1 million for combined liquidity resources of $40.7 million, sufficient to operate its business and for general corporate purposes.

For the nine months ended September 30, 2013, Metalico generated $17.7 million of cash from operating activities, compared to $14.9 million through nine months of last year.

Year-to-date 2013 Metalico invested a total of $10.3 million for equipment, capital improvements, and to acquire three scrap metal feeder yards. In addition, since the beginning of the year, debt balances have been reduced by $8.3 million.

Working capital at September 30, 2013 was $12.5 million, as compared to $111 million in December. The entire outstanding balance under the revolver and convertible Notes was re-classified to short term liabilities as a result of an effective pending maturity of January 23, 2014 for revolver and note holder put rights at June 30, 2014.

The company has repurchased or committed to repurchase $12.6 million of its Notes so far this year and intends to continue repurchasing Notes or obtaining capital to refinance its debt before the effective maturity dates.

Business Outlook

Ferrous: Domestic steel production has been steady this year at 76% of reported industry capacity. Finished steel prices have been rising of late supported by strong demand for automotive and energy related products, although some of the demand is being met by rising imports. After a series of scheduled and unscheduled outages, domestic mills are coming back on line, looking to melt scrap, build inventories and increase production.

On the scrap front, demand and prices for export are improving. Scrap availability is already tight and expected to become more competitive with the onset of potentially disruptive winter weather. Consequently, given rising domestic and export demand, the Company expects to see higher scrap selling prices and fierce competition for supply in the months ahead.

Non-Ferrous (Including Aluminum Deox): Pricing for aluminum, copper and other non-ferrous metals has been flat to trending lower for most of the year. This trend is expected to stay intact for the remainder of the year. However, demand for metal units for export and domestic consumers remains firm.

The Company anticipates that fourth quarter non-ferrous shipments will be slightly below the third quarter levels and that pricing will trend sideways until early next year.

In 2014, Metalico expects demand for aluminum, and hopefully pricing, to increase, driven by growing demand from the automotive sector to lower vehicle weight and improve mileage. Nickel prices should remain subdued, lulled by low demand, under-utilization of production capacity and record high warehouse metal inventories.

The Company expects prices for PGM metals to gradually improve after very mediocre performance so far this year. Sourcing and supply is anticipated to remain quite competitive consistent with the recent past. Minor Metal prices continued to exhibit weakness after setting stable but lower floor pricing amidst sluggish demand from manufacturers.

Lead Fabricating: Metalico anticipates financial performance of this reporting segment to remain consistent with recent past quarters. Volume shipments should also be consistent with third quarter, aided by favorable product mix and stable raw material costs.

About Metalico

Metalico, Inc. is a holding company with operations in two principal business segments: Ferrous and Non-Ferrous Scrap Metal Recycling, including PGM and Minor Metals Recycling, and Fabrication of Lead-Based Products. The Company operates recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE MKT under the symbol MEA.

Forward-looking Statements

This news release, and in particular its “Business Outlook” section, contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to its results of operations for the fourth quarter of 2013, commodity pricing, volumes, and trends. These statements may contain terms like “expect,” “anticipate,” “believe,” “should,” “appear,” “estimate” and other words that convey a similar meaning, or are statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance, expectations or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 Fax: (908) 497-1097 www.metalico.com

# # #

Table I - Reconciliation of adjusted net income to net income as reported
Quarter Ended			Quarter Ended
Sept. 30, 2013		EPS	Sept. 30, 2012	EPS

Net (loss) income as reported	$(27,651)	$(0.58)	$(10,684)	$(0.22)
Impairment charges, net of tax	28,589	(0.60)	8,397	0.17
Inventory adjustment, net of tax	-	-	955	0.02
Net income as adjusted	$938	$0.02	$(1,332)	$(0.03)

Table II – Unit Shipment Comparisons
	Q3	Q2	Sequential	Q3	Year-over-year
	2013	2013	Change	2012	Change
Ferrous (gross tons)	152,200	136,200	12%	134,300	13%
Non-Ferrous (pounds)	45,436,000	44,312,000	3%	43,598,000	4%
Lead (pounds)	10,361,000	11,658,000	-11%	11,254,000	-8%

Table III – Unit Price
Comparisons (Average non-ferrous
pricing below excludes the
affect of PGM and Minor Metals.)
					Year-
	Q3	Q2	Sequential	Q3	over-year
	2013	2013	Change	2012	Change
Ferrous (gross ton)	$366	$368	1%	$370	-1%
Non-Ferrous (pound)	$.95	$.92	3%	$.98	-3%
Lead (pound)	$1.74	$1.69	3%	$1.58	10%

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three months ended		Nine months ended
	September 30,	September 30,	September30,	September 30,
	2013	2012	2013	2012
Revenue	$135,783	$132,772	$403,375	$445,070

Costs and expenses Operating expenses	123,613	123,163	370,669	404,329
Selling, general, and administrative expenses	5,914	6,538	18,854	21,992
Impairment charges	38,737	12,130	38,737	12,130
Gain on Acquisition	(105)	—	(105)	—
Depreciation and amortization	4,589	4,399	13,533	12,591

	172,748	146,230	441,688	451,042

Operating loss	(36,965)	(13,458)	(38,313)	(5,972)

Financial and other income (expense)
Interest expense	(2,287)	(2,203)	(6,726)	(6,842)
Gain on settlement .......................................	—	—	—	4,558
Gain on debt extinguishment..............................	324	—	324	63
Equity in income (loss) of unconsolidated investee	42	69	(78)	(3)
Financial instruments fair value adjustments	—	(3)	3	179
Other	352	(19)	361	16

	(1,569)	(2,156)	(6,116)	(2,029)

Loss before income taxes	(38,534)	(15,614)	(44,429)	(8,001)
Benefit for federal and state income taxes	(10,835)	(4,930)	(12,769)	(2,468)

Consolidated net loss	(27,699)	(10,684)	(31,660)	(5,533)
Net loss attributable to noncontrolling interest	48	—	98	—

Net loss attributable to Metalico, Inc.	$(27,651)	$(10,684)	$(31,562)	$(5,533)

Diluted loss per common share	$(0.58)	$(0.22)	$(0.66)	$(0.12)

Diluted Weighted Average Common Shares Outstanding:	48,035,117	47,563,939	47,909,811	47,539,170

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands, except per share data)

	September 30,	December 31,
	2013	2012
Assets:

Current Assets	$147,260	$150,496
Property & Equipment, net	100,400	101,580
Intangible and Other Assets	58,328	99,902

Total Assets	$305,988	$351,978

Liabilities & Stockholders’ Equity:

Current Liabilities	$134,734	$39,925
Debt & Other Long-Term Liabilities	19,957	130,378

Total Liabilities	154,691	170,303
Total Metalico, Inc. and Subsidiaries Equity	150,229	180,509
Noncontrolling interest	1,068	1,166

Total Liabilities & Equity	$305,988	$351,978

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, stock-based compensation, impairment charges, non-cash gain on settlement, income taxes, other expense (income), equity in (gain) loss of unconsolidated investee, depreciation and amortization, gain on debt extinguishment and financial instruments fair value adjustments. The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States “GAAP,” and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months
	September 30,	September 30,	September 30,	Ended
			2013	September 30,
	2013	2012		2012
	(UNAUDITED)
	($ thousands)
EBITDA	$6,564	$3,457	$14,745	$23,514
Less:
Interest expense	2,287	2,203	6,726	6,842
Equity in (gain) loss of unconsolidated investee	(42)	(69)	78	3
Impairment charges	38,737	12,130	38,737	12,130
Gain on debt extinguishment	(324)	-	(324)	(63)
Gain on settlement - non-cash portion	-	-	-	(1,017)
Stock-based compensation	203	386	788	1,224
(Benefit) Provision for federal and state income taxes	(10,835)	(4,930)	(12,769)	(2,468)
Depreciation and amortization	4,589	4,399	13,533	12,591
Financial instruments fair value adjustments	-	3	(3)	(179)
Other	(352)	19	(361)	(16)

Net (loss) income	$(27,699)	$(10,684)	$(31,660)	$(5,533)

The Company disclosed segment operating income excluding corporate overhead charges for the quarters ended September 30, 2013 and 2012. Set forth below is the reconciliation from segment operating income, excluding corporate overhead, to segment operating income as reported:

Segment Reporting
($ in thousands)

Quarter Ended September 30, 2013

		Scrap Metal		Corporate
	Consolidated	Recycling	Lead Fabrication	and Other
Operating income as reported	$(36,965)	$(38,384)	$1,040	$379
Add: Impairment charges	38,737	38,737	-	-

Operating income as adjusted	$ 1,772	$ 353	$1,040	$379

Quarter Ended September 30, 2012

		Scrap Metal		Corporate
	Consolidated	Recycling	Lead Fabrication	and Other
Operating income as reported	$(13,458)	$(14,984)	$1,417	$109
Add: Impairment charges	12,130	12,130	-	-

Operating income as adjusted	$ (1,328)	$ (2,854)	$1,417	$109